Exhibit 99.1

Fulton Financial Corporation
(Logo Omitted)

FOR IMMEDIATE RELEASE	Contact: Laura J. Wakeley
Office: 717-291-2739

Fulton Financial net income up 9.8% in second quarter

     (July 19) – Lancaster, PA – Fulton Financial Corporation (Nasdaq: FULT) earned $41.6 million in the second quarter of 2005, a 9.8 percent increase over $37.9 million for the same period in 2004. Diluted net income per share increased to 27 cents, an 8.0 percent increase over the 25 cents reported for the second quarter of 2004. Annualized return on average assets was 1.46 percent for the quarter. Annualized return on average equity was 13.95 percent and annualized return on tangible equity was 20.64 percent.

     The Lancaster, Pennsylvania-based financial holding company reported net income of $83.1 million for the six months ended June 30, 2005, a 12.8 percent increase over the same period in 2004. Diluted net income per share for the first six months of 2005 increased to 53 cents, a 6.0 percent increase over the 50 cents reported in 2004. Total assets at June 30, 2005 were approximately $11.6 billion.

     “Our second quarter results reflect continued steady growth, both internally and as a result of acquisitions,” said Rufus A. Fulton, Jr., chairman and chief executive officer. “Over the past two years we have successfully integrated three acquired banks while continuing to grow our existing franchise. The success of this balanced growth strategy is evident in our second quarter performance. Most importantly, we have achieved these results without compromising the strong asset quality that has long been our hallmark.”

     Loans, net of unearned income, increased $819.2 million, or 11.6 percent, to $7.9 billion at June 30, 2005, compared to $7.0 billion at June 30, 2004. Approximately $245.0 million of this increase resulted from the December 31, 2004 acquisition of First Washington State Bank. The remaining increase was realized mainly in commercial loans and commercial mortgages, which grew $374.2 million, or 8.0 percent, and home equity loans, which increased $103.7 million, or 10.3 percent.

     Non-performing assets were 0.27 percent of total assets at June 30, 2005 and 0.31 percent of total assets at June 30, 2004, reflecting an improvement in overall asset quality. Annualized net charge-offs for the quarter ended June 30, 2005 were 0.02 percent of average total loans, compared to 0.03 percent for the same period of 2004. For the six months ended June 30, 2005, net charge-offs were 0.02 percent of average loans, compared to 0.05 percent for 2004. The provision for loan losses decreased $75,000, or 9.4 percent, for the second quarter of 2005 as compared to the same period in 2004.

     Total deposits increased $708.7 million, or 9.5 percent, from June 30, 2004 to June 30, 2005, to $8.1 billion. Approximately $426.5 million of this increase resulted from the First Washington acquisition, with the remaining $282.2 million increase realized in both core deposit accounts and time deposits.

     Net interest income for the quarter increased $11.2 million, or 12.6 percent, compared to the second quarter of 2004. Fulton Financial’s net interest margin was 3.92% for the second quarter of 2005, compared to 3.95% for the first quarter of 2005 and 3.73% for the second quarter of 2004. After steady increases in net interest margin in each of the preceding three quarters as a result of the Federal Reserve raising short-term interest rates, a small decrease was realized in the second quarter of 2005. Contributing to the decrease was $100 million of subordinated debt issued in March 2005, which reduced net interest margin in the second quarter of 2005 by approximately four basis points.

     Other income, including investment securities gains, increased $1.7 million, or 4.5 percent, to $38.3 million in the second quarter of 2005. Increases due to growth and a $2.2 million gain on branch sales were offset by a $3.9 million decrease in investment securities gains. First Washington contributed approximately $760,000 to the other income increase.

     Other expenses increased $7.6 million, or 10.7 percent, compared to the second quarter of 2004, to $78.1 million. First Washington contributed $3.4 million to the other expense increase with remaining increases realized mainly in salaries and benefits expense. The efficiency ratio for the second quarter of 2005 was 55.3 percent, an improvement from 56.5 percent for the second quarter of 2004.

     Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which operates 232 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD, Skylands Community Bank, Hackettstown, NJ; Premier Bank, Doylestown, PA; Resource Bank, Virginia Beach, VA; and First Washington State Bank, Windsor, NJ.

     On July 1, 2005, the Corporation completed its acquisition of SVB Financial Services, Inc., based in Somerville, New Jersey. SVB’s sole banking subsidiary is Somerset Valley Bank, also based in Somerville. The bank operates 11 community-banking offices in Somerset, Middlesex and Hunterdon Counties and has approximately $475 million in assets. As a result of the acquisition, SVB was merged into Fulton Financial and Somerset Valley Bank became its 14th affiliate bank. The results of SVB will be included in Fulton Financial’s results prospectively from the July 1, 2005 acquisition date. As a result of this acquisition, Fulton Financial has total assets of approximately $12.1 billion.

     The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA.

     Residential mortgage lending is offered by all banks through Fulton Mortgage Company or Resource Mortgage.

     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement:

This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.

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2005